Cooper Standard Provides Update on Financial Liquidity,
Announces Date and Details for First Quarter Conference Call

NORTHVILLE, Mich., Apr. 23, 2020 - Cooper-Standard Holdings Inc. (NYSE: CPS), a leading global supplier of sealing, fuel and brake and fluid transfer systems for transportation and industrial markets, today provided an update on its liquidity and announced the dates and details for its first quarter earnings release and conference call.

As of March 31, 2020, Cooper Standard had total liquidity of $465 million, including $302 million of cash on hand and $163 million of availability under its senior asset-based credit (“ABL”) facility as amended on March 24, 2020. There were no borrowings under the ABL as of the end of the first quarter.

The Company expects to release full results for the first quarter 2020 after market close on Monday,
May 11 and hold a conference call with the financial community on Tuesday, May 12 at 9 a.m. ET. During the conference call, the Company’s Chairman and Chief Executive Officer Jeffrey Edwards and Chief Financial Officer Jonathan Banas will discuss Cooper Standard’s first quarter 2020 results, provide a general business update and respond to investor questions.

A link to the live webcast of the conference call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at http://www.ir.cooperstandard.com/index.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 877-374-4041 (international callers dial 253-237-1156) and provide the conference ID 6274518 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the call may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery and fluid transfer systems. Cooper Standard employs approximately 28,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

###

CPS_F

Contact for Analysts: Roger Hendriksen Cooper Standard (248) 596-6465 roger.hendriksen@cooperstandard.com	Contact for Media: Chris Andrews Cooper Standard (248) 596-6217 CAndrews@cooperstandard.com